Exhibit 99.1

Media Contact:

Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

William Lyons, Former President and CEO of American Century Companies, Inc., Joins Morningstar’s Board of Directors

CHICAGO, Sept. 28, 2007—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that William M. Lyons, 51, has been appointed to serve on its board of directors as well as the audit committee of the board.

Lyons was president and chief executive officer of American Century Companies, Inc., a Kansas City-based investment manager, until his retirement in March 2007. He joined American Century in 1987 as assistant general counsel and also served as its general counsel, executive vice president, and chief operating officer. Lyons was named president in 1997 and chief executive officer in 2000.

While at American Century, Lyons also was a senior executive of several operating subsidiaries, including American Century Investment Management, Inc., American Century Investment Services, Inc., and American Century Services Corp.

Lyons brings more than 25 years of financial services industry experience to Morningstar’s board. Before joining American Century, he was an associate at San Francisco-based law firm McCutchen, Doyle, Brown & Enersen (now Bingham McCutchen LLP), focusing on public and private securities offerings, investment company regulation, and mergers and acquisitions. Before joining the firm in 1982, Lyons worked for the United States Court of Appeals, Ninth Circuit as a law clerk.

Lyons served for more than 10 years as a member of the board of governors and executive committee of the Investment Company Institute (ICI), a national trade association for investment companies. He was also appointed to serve on several special task forces of the ICI and the National Association of Securities Dealers, Inc. that examined key mutual fund policy issues.

“We’re pleased to welcome Bill to our board,” said Joe Mansueto, chairman and chief executive officer of Morningstar. “He brings a deep understanding of the financial services industry to Morningstar, and shares our goal of improving the investing experience.”

Lyons holds a bachelor’s degree in history from Yale University and a juris doctor degree from Northwestern University School of Law. He is currently a member of the board of directors of the Kansas City Symphony, Nature Conservancy — Kansas Chapter, and other not-for-profit agencies.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 250,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 16 countries and minority ownership interests in companies in three other countries.

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